EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (this "Agreement") dated this 12th day of April, 2021.

BETWEEN:

KWESST MICRO SYSTEMS INC., a corporation having an office at 155 Terence Matthews Crescent, Ottawa, Ontario (the "Employer" or the "Corporation" or "the Company")

OF THE FIRST PART

-AND

RICK BOWES, a person residing at                                                               (the "Employee")

OF THE SECOND PART

BACKGROUND

A. The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.

B. The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

l. The Employee will commence full-time employment with the Employer on the 12th day of April, 2021 (the "Commencement Date"), for an indeterminate period (the "Term"). The Corporation may request the Employee, from time to time, to work additional hours and/or days per week in which case the Corporation shall provide reasonable notice to the Employee to allow him to plan accordingly in light of his other commitments.

Job Title and Description

2. The job title of the Employee will be Vice President, Operations, for the Company's Digital and Tactical Products ("DTP") business unit described in Annex A. This Position reports to the Executive Chairman in the normal course of business and to the Management Committee of the Board on a monthly basis.

3. The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

4. The Employee will perform any and all duties as requested by the Employer that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.

5. The Employee agrees to abide by the Employer's rules, regulations, policies and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

6. The base salary paid to the Employee for the services rendered as required by this Agreement (the "Compensation") will be as described in Annex B. The Compensation may be increased from time to time. at the sole discretion of the Board, by merit and general increases in amounts determined by the Board.

7. The Compensation will be payable every two weeks while this Agreement is in force. The Employer is entitled to deduct from the Employee's Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

8. The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's lawful policies as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

9. In addition to the foregoing, the Corporation may pay to the Employee an annual Bonus in an amount determined and approved by the Board of Directors per Annex B.

10. Subject to compliance with applicable securities legislation and any obligations of the Corporation pursuant to any agreements by which it is bound, the Corporation may grant to the Employee, subject to approval of the Board, stock options and restricted stock units ("RSUs") pursuant to the Corporation's stock based compensation plan entitling the Employee to purchase common shares of the Corporation, as the Board may determine from time to time. Effective from the date of this employment contract, the Board has approved a grant of 300,000 options to the Employee, at an exercise price to be determined and approved by regulatory authorities at the market close 12 April 2021.

11. All stock options and RSUs granted to the Employee shall be subject to the terms and provisions of the stock option agreement or RSU agreement pursuant to which same were granted, and all stock options granted to the Employee shall be subject to the terms and provisions of the stock option plan of the Corporation which is in effect from time to time, as approved by the Board and, if required, the shareholders of the Corporation.

Place of Work

12. The Employee's place of work will be at the following location: 155 Terence Matthews Crescent, Ottawa, Ontario.

Employee Benefits

13. The Employee will be entitled to only those additional benefits that are currently available as described in the lawful provisions of the Employer's employment booklets, manuals, and policy documents or as required by law. It is understood the Employee may not qualify initially for the Employer's group health benefits until such time as his weekly hours meet the minimum hours under the Corporation's group health benefit plan.

14. Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with sixty (60) days written notice of that change and providing that any change to those benefits is taken genera11y with respect to other Employees and does not single out the Employee.

Vacation

15. The Employee will be entitled to four weeks of paid vacation each year during the term of this Agreement, or as entitled by law, whichever is greater, subject to pro-ration during the Employee's part-time employment status.

Conflict of Interest

16. During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of persona] investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer.

17. During the term of the Employee's active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer.

Confidential Information

18. The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

19. The Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

20. The Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

21. The Confidential Information will not include information that:

a. Is generally known in the industry of the Employer;

b. Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;

c. Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;

d. Is independently created by the Employee without direct or indirect use of the Confidential Information; or

e. The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

22. The Confidential Information will also not include anything developed or produced by the Employee during the Employee's term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:

a. Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;

b. Was developed entirely on the Employee's own time;

c. Does not result from any work performed by the Employee for the Employer; and

d. Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

23. The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

24. The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.

25. The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue indefinitely from the date of such expiration or termination.

26. The Employee may disclose any of the Confidential Information:

a. Toa third party where Employer has consented in writing to such disclosure; or

b. To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body after providing reasonable prior notice to the Employer.

27. If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Ownership and Title to Confidential Information

28. The Employee acknowledges and agrees that all rights, title and interest in any Confidential Information will remain the exclusive property of the Employer. Accordingly, the Employee specifically agrees and acknowledges that the Employee will have no interest in the Confidential Information, including, without limitation, no interest in know-how, copyright, trade-marks or trade names. notwithstanding the fact that the Employee may have created or contributed to the creation of the Confidential Information.

29. The Employee waives any moral rights that the Employee may have with respect to the Confidential Information.

30. The Employee agrees to immediately disclose to the Employer all Confidential Information developed in whole or in part by the Employee during the Employee's term of employment with the Employer and to assign to the Employer any right, title or interest the Employee may have in the Confidential Information. The Employee agrees to execute any instruments and to do all other things reasonably requested by the Employer, both during and after the Employee's employment with the Employer, in order to vest more fully in the Employer all ownership rights in those items transferred by the Employee to the Employer.

Return of Confidential Information

31. The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will tum over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media. in the possession or control of the Employee that:

a. May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or

b. Is connected with or derived from the Employee's employment with the Employer.

Non-Competition

32. The Employee hereby acknowledges and agrees that he or she will gain knowledge of and a close working relationship with the Corporation's customers and service providers, which would injure the Corporation if made available to a competitor or used for competitive purposes.

33. The Employee agrees, with and for the benefit of the Corporation, that during the term of this Agreement and for a period of twelve (12) months from the date of termination of this Agreement, whether such termination is occasioned by the Employee or by the Corporation, with or without cause, or by mutual agreement, the Employee shall not, for any reason whatsoever, directly or indirectly, solicit or accept business, or be employed by or otherwise retained by any person or company engaged in in direct competition with the business of the Corporation within the largest of the following areas: a) networked surveillance and targeting on ground weapon systems and interface with drones; b) kinetic counter-drone technology; c) electronic decoy technology; d) low energy cartridge technology; and e) shot counter technology.

34. The Employee further acknowledges and agrees that, if requested by the Corporation, the Employee shall enter into a separate agreement with the Corporation giving effect to the foregoing agreement not to compete with the Corporation.

35. The Employee agrees that the limitations of time, geography and scope of activity agreed to in this Article are reasonable because, among other things: (i) the Corporation is engaged in a highly competitive industry; (ii) The Employee will have access to confidential information, trade secrets and know-how of the Corporation and its Affiliates; (iii) The Employee wiil be able to obtain suitable and satisfactory employment without violation of this Agreement; and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Corporation and its Affiliates.

Non-Solicitation

36. The Employee agrees that for a period of twelve (12) months following the termination of this Agreement for any reason, The Employee shall not, directly or indirectly, solicit, divert, hire, retain, employ or take away any Employees, executives or consultants of the Corporation that (a) have not been terminated by the Corporation or (b) resigned from the Corporation following a Change of Control, whether such new employment or retainer is with or without compensation.

37. The Employee agrees and acknowledges that the time limitations in Article 11.2 are reasonable and properly required for the adequate protection of the exclusive property and business of the Corporation.

38. The Employee agrees that the limitations of time and scope of activity agreed to in this Article are reasonable because, among other things: (i) the Corporation is engaged in a highly competitive industry; (ii) the Employee will have access to confidential information, trade secrets and know-how of the Corporation and its Affiliates; (iii) the Employee will be able to obtain suitable and satisfactory employment without violation of this Agreement; and (iv) these limitations are necessary to protect the trade secrets, confidential information and goodwill of the Corporation and its Affiliates.

Termination of Employment

39. Where there is just cause for termination, the Employer may terminate the Employee's employment without notice, as permitted by law.

End of Contract

40. The Corporation may elect to terminate this Agreement by providing the Employee with thirty day's notice in writing ("Notice"). Should the Corporation elect to provide Employee with Notice of termination the Corporation will,

a. provide a lump sum payment to the Employee in the amount of the last three month's salary (the "Termination Payment"), which amount will be in addition to any other payments owed by the Corporation to the Employee pursuant to this Agreement, and all stock options held by Employee shall immediately become vested.

b. the Employee shall also receive all earned and unpaid bonuses in addition to the Termination Payment and all stock options held by Employee shall immediately become vested.

41. Notwithstanding Section 40, if the Corporation terminates this Agreement without cause within three (3) months of, or in anticipation within three (3) months of, a change of control, the Corporation will pay the Employee a lump sum payment equal to six (6) months of annual base salary then in effect, which amount will be in addition to any other payments owed by the Corporation to the Employee pursuant to this agreement, and all stock options held by the Employee shall immediately become vested.

Remedies

42. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, Employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

43. The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, conclition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of tbe provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

44. Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

KWESST Micro Systems Inc.
Unit 155 Terence Matthews Crescent, Ottawa, Ontario

Rick Bowes

Modification of Agreement

45. Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

46. This Agreement will be construed in accordance with and governed by the laws of the province of Ontario.

General Provisions

47. Time is of the essence in this Agreement.

48. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

49. No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

50. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

51. This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

52. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand on this 12th day of April, 2021 (signatures on page following).

EMPLOYER:

/s/ David Luxton

EMPLOYEE:

/s/ Richard Bowes

ANNEX A

Role of Vice President, Operations, Digitization and Tactical Products (DTP)

The Vice President, Operations is a key member of the senior management team, reporting to the Executive Chairman and the Management Board of the company, and is accountable for the profit and loss performance of the DTP business unit. The role entails control of specialized business operations, requiring in-depth knowledge of defence and security programs relevant to the company's business. It also entails skilled management of strategic relationships, including strategic partners, external contractors and employees. The overall goal of the position is to ensure the functionality of the business to drive extensive and sustainable growth.

Key responsibilities

• Work with the Leadership Team to set comprehensive goals for performance and growth of the business.

• Recommend and implement operating plans and procedures to achieve company goals.

• Establish policies and business processes that promote a culture of performance and excellence.

• Oversee daily operations of the DTP unit including innovation, sales and marketing.

• Provide leadership to employees to encourage maximum performance and dedication.

• Evaluate perfo1mance by analyzing and interpreting data and metrics.

• Provide timely information and reports to the Executive Chairman on a weekly basis and to the Management Committee of the Board on a monthly basis.

• Foster and maintain fulsome communication with other members of the Leadership Team of the company on all matters of importance.

• Participate in expansion activities (investments, acquisitions, corporate alliances etc.)

• Manage relationships with partners and vendors.

• Identify and mitigate key risks in the DTP business unit strategy and operating plans.

ANNEXB

Compensation

Annual base compensation ("Base Compensation") per section 6:

$155,000 plus equity grant equal to a top-up to $180,000

Bonus compensation per section 9:

50% of effective Base Compensation (to a maximum of $90,000), half tied to Company goals to be mutually agreed and 50% tied to personal goals to be mutually agreed, payable in cash or stock at the Company's option.

Annual grant of stock options

The Vice President, Operations, DTP shall be entitled to an annual grant of stock options commensurate with options granted to other senior executives of the Company, subject to the Company's Employee Stock Option Plan.